Exhibit 99.1

Press Contacts: NYC: Nathaniel Brown, 21st Century Fox 212-852-7746 | nbrown@21cf.com LA: Dan Berger, 21st Century Fox 310-369-1274 | dberger@21cf.com	Investor Contacts: Reed Nolte, 21st Century Fox 212-852-7092 | rnolte@21cf.com Joe Dorrego, 21st Century Fox 212-852-7856 | jdorrego@21cf.com

FOR IMMEDIATE RELEASE

21st Century Fox Stockholders Approve Delisting from the

Australian Securities Exchange

New York, NY – March 21, 2014 – 21st Century Fox (NASDAQ: FOX, FOXA; ASX: FOX, FOXLV) today announced that its stockholders approved the Company’s proposal to request the removal of its full foreign listing from the Australian Securities Exchange (ASX). The Company will file the final voting results with the U.S. Securities and Exchange Commission (SEC) today on a Form 8-K that will be available at the SEC’s web site at www.sec.gov and at http://investor.21cf.com/sec.cfm.

The Company expects to file its request for the removal of its full foreign listing with the ASX on March 24, 2014 (Sydney, Australia time). If approved by the ASX, delisting from the ASX is expected to occur on or about May 8, 2014. The ASX has provided in-principle advice to the Company indicating that it would be likely to remove the Company’s listing from the ASX upon the Company’s submission of a formal request, subject to the Company’s compliance with certain conditions, and has informed the Company that it does not expect any changes to this advice prior to the Company’s submission of the formal request.

The following table sets out an updated indicative timeline for the proposed delisting process. Dates are noted as of New York time unless marked with an asterisk (*) indicating Sydney, Australia time.

Date	Event
March 24, 2014*	File request for removal of the Company’s full foreign listing with the ASX and expected ASX approval of such request.

May 1, 2014*

Effective date of suspension in trading of CHESS Depositary Interests (CDIs) on the ASX (the “Suspension Date”).

Note: Trading in CDIs on the ASX is permitted up to close of trading on the Suspension Date. CDI holders will not be able to trade their CDIs on the ASX after this date.

May 8, 2014*

Effective date of removal of the Company from the official list of the ASX will occur a week after the Suspension Date (the “Delisting Date”).

Note: Following the Delisting Date, the Company’s CDI program will end and there will no longer be any CDIs on issue. However, CHESS Depositary Nominees Pty Ltd (CDN) will continue to hold Common Stock on behalf of former CDI holders.

CDI holders’ existing right to convert CDIs into the underlying Common Stock listed on the NASDAQ Global Select Market (NASDAQ) continues until the closing date of the Voluntary Share Sale Facility.

May 9, 2014*	Opening date of the Voluntary Share Sale Facility whereby each CDI holder can elect to have the underlying shares of Common Stock sold on NASDAQ on behalf of the CDI holder.

July 9, 2014*	Closing date of the Voluntary Share Sale Facility.

July 16, 2014	Any remaining former CDI holders’ beneficial interests in shares of Company Common Stock will be automatically converted into registered ownership interests in the Company’s Common Stock.

Following the removal of the Company’s listing from the ASX, all of 21st Century Fox’s Class A and Class B Common Stock will be listed solely on NASDAQ. As previously announced, there will be no changes to the Company’s operations, employees or business as a result of the proposed delisting.

About 21st Century Fox

21st Century Fox is the world’s premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching nearly 1.5 billion subscribers in more than 100 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, Fox Sports, Fox Sports Network, National Geographic Channels, MundoFox, STAR, 28 local television stations in the U.S. and more than 300 channels that comprise Fox International Channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox

Television and Shine Group. The Company also provides premium content to millions of subscribers through its pay-television services in Europe and Asia, including Sky Deutschland, Sky Italia and its equity interests in BSkyB and Tata Sky. For more information about 21st Century Fox, please visit www.21CF.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions and involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Where, in any forward–looking statements, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law or regulation.

3